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                                                                       EXHIBIT 5

                                          May 4, 1998

PRIMEDIA Inc.
745 Fifth Avenue
New York, NY 10151

Dear Sirs:

    We have acted as counsel to PRIMEDIA Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 filed on the date hereof (as amended, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to (i) up to $250,000,000 in aggregate principal amount of 7 5/8% Senior Notes due 2008 of the Company (the "Notes") to be issued in exchange for the $250,000,000 aggregate principal amount of the Company's outstanding 7 5/8% Senior Notes due 2008 (the "Old Notes"), and the unconditional guarantees of such Notes (the "Guarantees") by the subsidiaries of the Company listed on Schedule I hereto (the "Guarantors"),
(ii) up to 2,500,000 shares of $8.625 Series H Exchangeable Preferred Stock, par value $.01 per share and liquidation value $100 per share, of the Company (the "Preferred Stock") to be issued in exchange for the Company's $8.625 Series G Exchangeable Preferred Stock (the "Old Preferred Stock"), and (iii) up to $250,000,000 in aggregate principal amount of the Company's 8 5/8% Class H Subordinated Debentures due 2010 (the "Subordinated Debentures") issuable, at the Company's option, in exchange for the Preferred Stock, all as described in the Registration Statement.

    The Notes will be issued under the Indenture dated as of February 17, 1998 (the "Note Indenture") among the Company, the Guarantors and The Bank of New York, as Trustee (the "Note Trustee"), which has been filed as an exhibit to the Registration Statement. The Preferred Stock will be issued pursuant to the provisions of the Certificate of Incorporation of the Company, as amended, and the certificate of designations for the Preferred Stock (the "Certificate of Designations"), a form of which has been filed as an exhibit to the Registration Statement. The Subordinated Debentures, if and when issued, will be issued under an indenture (the "Subordinated Debenture Indenture") to be entered into between the Company and The Bank of New York, as trustee (the "Subordinated Debenture Trustee"), a form of which has been filed as an exhibit to the Registration Statement.

    We have reviewed the corporate action of the Company and the Guarantors in connection with the proposed issuance and exchange of the Notes for the Old Notes (including the Guarantees thereof) and the Preferred Stock for the Old Preferred Stock and have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

        1. The Notes have been duly authorized by the Company and, upon due issuance and execution thereof by the Company, due authentication thereof by the Note Trustee and delivery of the Notes in exchange for the Old Notes in accordance with the terms of the prospectus included in the Registration Statement (the "Prospectus"), will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.
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        2. The Guarantees have been duly authorized by each Guarantor incorporated in the State of New York or the State of Delaware (each a "New York/Delaware Guarantor") and, assuming (i) due issuance and execution of the Guarantees by each New York/Delaware Guarantor, (ii) due authorization, issuance and execution of the Guarantees by each Guarantor other than the New York/Delaware Guarantors, (iii) due issuance and execution of the Notes by the Company, (iv) due authentication of the Notes by the Note Trustee and
    (v) delivery of the Notes in exchange for the Old Notes in accordance with the terms of the Prospectus, will constitute valid and legally binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms and entitled to the benefits of the Indenture.

        3. The Preferred Stock has been duly authorized and, when the Certificate of Designations is filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the Delaware General Corporation Law, and upon delivery of the Preferred Stock in exchange for the Old Preferred Stock in accordance with the terms of the Prospectus, will be validly issued, fully paid and nonassessable.

        4. The Subordinated Debentures have been duly authorized and, upon due execution and delivery of the Subordinated Debenture Indenture by the Company and the Subordinated Debenture Trustee and due issuance and execution of the Subordinated Debentures by the Company, due authentication of the Subordinated Debentures by the Subordinated Debenture Trustee and delivery of the Subordinated Debentures against receipt of shares of Preferred Stock surrendered in exchange therefor in accordance with the terms of the Subordinated Debenture Indenture and the Certificate of Designations, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Subordinated Debenture Indenture.

    Our opinions set forth in paragraphs 1, 2 and 4 above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

    We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus.

    This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

                                          Very truly yours,
                                          /s/SIMPSON THACHER & BARTLETT

                                          SIMPSON THACHER & BARTLETT